EXHIBIT 4.52

RECEIVABLES PLEDGE AGREEMENT

THIS RECEIVABLES PLEDGE AGREEMENT (this “Agreement”) is made and entered into as of March 26, 2015 by and among Tower Semiconductor Ltd. (the “Grantor”), Bank Hapoalim B.M. and Bank Leumi le-Israel B.M. as Security Banks (as defined in the Debenture referred to below) (“Security Banks”) and Poalim Trust Services Ltd. as the collateral agent (the “Collateral Agent”).

WHEREAS, the Grantor as borrower and the Security Banks as lenders entered into a Facility Agreement dated as of January 18, 2001 (as twice amended and restated and as further amended, supplemented and restated from time to time, the “Facility Agreement”) and a Debenture dated as of January 29, 2001 (as amended, supplemented and as may be restated from time to time, the “Debenture,” and together with the Facility Agreement, the “Loan Documents”); and

WHEREAS, the Grantor wishes to grant to the Security Banks a first priority security interest over the Receivables (as defined below) to secure the Secured Obligations (as defined in the Debenture) upon the terms and conditions more particularly set forth herein and the Security Banks wish to accept such security interest under the terms of this Agreement;

NOW THEREFORE, the parties mutually agree as follows:

Article 1.	Definitions

1.1.	Unless otherwise defined in this Agreement, terms defined and references construed in the Loan Documents shall have the same meaning and construction in this Agreement.

1.2.	In this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“Additional Receivables Pledge Agreement” means an additional receivables pledge agreement and acknowledgement and consent for pledge, such agreement and acknowledgement to be, in all material respects, in the same form, mutatis mutandis, as this Agreement, to be entered into by the Grantor and the Acknowledgement and Consent Letter for Pledge (as detailed in Exhibit 1) by the relevant Debtors with the Security Banks and the Collateral Agent, in each case, in respect of any Additional Receivables.

“Additional Receivables” means any and all future receivables of the Grantor from the Debtor(s) arising under any future Contracts to be entered into with any Debtor(s).

“Collateral Agent Held Assets” means (i) an original fully executed copy of this Agreement, (ii) certified copies of the Underlying Agreements, (iii) a certified copy of the Notice of Creation of Receivables Pledges (as detailed in Exhibit 1), (iv) an original of the Acknowledgement and Consent Letter for Pledge (as detailed in Exhibit 1), as well as any other documents held by the Collateral Agent under the terms of this Agreement.

“Company” means TowerJazz Panasonic Semiconductor Co., Ltd. (TOWERJAZZ PANASONIC SEMICONDUCTOR KABUSHIKI KAISHA), a joint stock company incorporated under Japanese law with its registered headquarters at 800 Higashiyama, Uozu City, Toyama 937-8585, Japan.

“Debtor” means any of the Company and any of subsidiaries and controlled affiliates of the Company.

“Encumbrance” shall have the meaning ascribed thereto in the Debenture and shall, for the avoidance of doubt, include any bill of sale, deposit, hypothecation and any other right, interest, power or arrangement of any nature whatsoever having the purpose or effect of providing security for, or otherwise protecting against default in respect of, obligations of any person.

“Organizational Documents” means the articles of incorporation, by-laws, certificate of incorporation, memorandum of association, articles of association or other documents of incorporation of any person (other than a natural person).

“Panasonic” means Panasonic Semiconductor Solutions Co., Ltd. (PANASONIC SEMIKONDAKUTA-SORYUSHONZU KABUSHIKI KAISHA), a joint stock company incorporated under Japanese law and fully owned by Panasonic Corporation (PANASONIC KABUSHIKI KAISHA) having its place of business at 1 Kotariyakemachi, Nagaokakyo City, Kyoto, 617-8520, Japan.

“Party” means a party to this Agreement.

“Receivables” means any and all existing and future receivables of the Grantor against the Company arising under the Underlying Agreements.

“Receivables Documentation” means the records required to be kept by the Grantor pursuant to Article 7.16 below.

“Security Period” means the period commencing on the date of this Agreement and ending on the date upon which the Banks are satisfied (i) that none of the Banks is under any commitment, obligation or liability (whether actual or contingent) under the Finance Documents and (ii) that all the Secured Obligations have been irrevocably paid and discharged in full.

“Services Agreement” means the Services Agreement between the Grantor and the Company, dated April 1, 2014.

“Shareholders Agreement” means the Shareholders Agreement between Panasonic, the Grantor and the Company, which was originally entered into by and between Panasonic Corporation, the Grantor and the Company, dated April 1, 2014.

“Underlying Agreements” means the Services Agreement and the Shareholders Agreement.

Article 2.	Creation of Pledge

2.1.
In order to secure the full and punctual payment, performance and discharge of the Secured Obligations to and in favour of the Security Banks by the Grantor and the due and punctual performance by the Grantor of all the terms, covenants, undertakings, conditions and provisions of the Finance Documents, including the Loan Documents, the Grantor hereby pledges and grants to each Security Bank a security interest in the form of a revolving pledge (ne-shichiken) (collectively, the "Pledge") upon all of the Grantor’s rights, title and interest in, to and over the Receivables. The Security Banks may at any time set the principal of the Secured Obligations then secured by the Pledge (ganponkakutei) by written notice to the Grantor.

The Parties hereby confirm that (i) each Security Bank holds the Pledge securing the Secured Obligations, (ii) each such Pledge constitutes a separate security interest, but with the same priority and on a pari passu basis with each other Pledge referred to above and (iii) this Agreement constitutes a Finance Document and a Security Document.

2.2.
The Grantor, on the date hereof, shall deliver the documents described in items (i) to (iii) of the definition of “Collateral Agent Held Assets” above to the Collateral Agent who acts as possessing agent on behalf of the Security Banks. For the purpose of effectuating and perfecting the Pledge hereunder, on the date hereof, the Grantor shall:

2.2.1
give a notice to the Company of the creation of the Pledge in favour of each of the Security Banks in accordance with the terms in Clause 2.1 (substantially in the form set out in Exhibit 1 attached hereto); and

2.2.2
procure, at its own cost and expense, the Company’s acknowledgement and consent thereto (substantially in the form set out in Exhibit 1 (attached hereto) with a certified date stamp of the notary public (kakutei hizuke) and deliver said document (described in item (iv) of the definition of "Collateral Agent Held Assets" above) to the Collateral Agent.

2.3
During the Security Period, the Grantor shall not, and shall procure that the Company shall not, take any action which impairs the Security Banks’ first priority perfected security interests in the Receivables or the Security Banks’ abilities to exercise their rights and remedies available under this Agreement or applicable law.

2.4.
Notwithstanding the execution of this Agreement and anything contained herein to the contrary (i) the Grantor shall remain liable under all contracts and agreements applicable to the Company to which the Grantor is a party or by which it is bound (including the Underlying Agreements) (collectively, the “Related Agreements”), to perform all of Grantor’s duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Security Banks of any of the rights hereunder shall not release the Grantor from any of its duties or obligations under the Related Agreements and (iii) the Security Banks shall have no duty or obligation under any Related Agreements by reason of this Agreement or the enforcement of the Security Banks’ rights hereunder.  The powers conferred on the Security Banks hereunder are solely to protect their interests in the Receivables and shall not impose any duty upon the Security Banks to exercise any such powers.

2.5
The Collateral Agent shall hold any Collateral Agent Held Assets delivered to it for the benefit of the Security Banks.  The Grantor and the Security Banks hereby reciprocally confirm that the delivery of the Collateral Agent Held Assets to the Collateral Agent shall be deemed as having been delivered to the Security Banks.

2.6
The Collateral Agent shall hold the Collateral Agent Held Assets which are delivered to it, as agent for the benefit of Security Banks at the place and in the manner designated by the Collateral Agent until the completion of the Security Period.

2.7
The Collateral Agent may accept without enquiry, objection or investigation the Collateral Agent Held Assets and shall not be liable for any failure or omission to ascertain the authenticity of the Collateral Agent Held Assets or any of them.  The Security Banks shall not claim any liability against the Collateral Agent for any such failure or omission.

Article 3.	Continuing Security

Without derogating from the provisions of clause 4 of the Debenture, which shall apply mutatis mutandis to this Agreement, the Pledge shall be (i) a continuing security remaining in full force and effect during the Security Period in whatever currency or currencies the Secured Obligations may from time to time be denominated and notwithstanding any amendments to the Finance Documents and the Secured Obligations, and (ii) independent of, in addition to and without prejudice towards any other security from time-to-time held by the Security Banks or by their agents in respect of the Secured Obligations.

Article 4.	Enforcement of Security Interests

4.1.
If an Enforcement Event is continuing and either: (i) a declaration, in accordance with clause 17.21.3 of the Facility Agreement, that the Loans are immediately due and payable has been made; or (ii) the Loans and/or the amounts referred to in clause 17.21.2 of the Facility Agreement have become, pursuant to clause 17.22 of the Facility Agreement, immediately due and payable, then the Security Banks may, in addition to all the other rights and remedies provided for herein or otherwise available to them under applicable law, exercise all or any of the following powers by notice to the Grantor and the Company with respect to all or any part of the Receivables:

(1)	to collect and apply any money payable under the Receivables;

(2)
to acquire the ownership of, or definitive title to, all or any part of the Receivables, in such manner, at such price and at such time as the Security Banks deem generally appropriate without following the statutory procedures, and may apply the proceeds from such disposition to the repayment of the Secured Obligations and the Grantor shall have no right to object to the manner, price and method of appropriation made by the Security Banks as long as the price of the Receivables is determined in good faith and in a commercially reasonable manner; or

(3)
to sell, transfer, assign, or otherwise dispose of or deal in all or any part of the Receivables in one or more public or private sale or sales, in such manner, at such price and at such time as the Security Banks reasonably deem generally appropriate.

4.2.
In each of the cases described in Article 4.1 above, the order and the method of the application to the repayment of the Secured Obligations shall be made in accordance with clause 9.4 of the Debenture.

4.3.
For the avoidance of doubt, in addition to, and without derogating from, the foregoing Articles 4.1 and 4.2 above, upon the occurrence of an Enforcement Event which is continuing, the Security Banks shall have the right to exercise any and all rights and remedies available to them under the Finance Documents or pursuant to applicable law.

4.4	During the Security Period, the Grantor shall, promptly upon the reasonable request of the Security Banks:

4.4.1
take any such steps as are required to be taken on the part of the Grantor for the purposes of the transfer of any Receivables to the Security Banks or any third party purchaser pursuant to Clause 4.1; and

4.4.2
take any such steps as are required to be taken on the part of the Grantor for the purposes of facilitating the enforcement of the Pledge by the Security Banks pursuant to Article 4.1, including, without limitation, the delivery to the Security Banks of any and all Receivables Documentation.

Article 5.	Grantor’s Rights

Unless and until an Enforcement Event shall have occurred and is continuing, the Grantor shall be entitled to receive and retain all lawful monies received in respect of the Receivables.

Article 6.	Representations of the Grantor

6.1.	The Grantor hereby represents and warrants to the Security Banks and the Collateral Agent that each of the following statements is true and accurate on the date hereof:

(1)
(i) the Grantor is duly incorporated and validly existing under the laws of Israel with full power and authority to execute and deliver this Agreement and perform its obligations under this Agreement; and (ii) the Company is duly incorporated and validly existing under the laws of Japan with full power and authority to execute and deliver  theAcknowledgement and Consent Letter for Pledge (as detailed in Exhibit 1) and perform  its obligations thereunder ;

(2)
no action or thing (other than as taken, fulfilled or done on or prior to the date hereof) is required to be taken, fulfilled or done by the Grantor or the Company, respectively, to create and perfect the Pledge;

(3)
the execution, delivery and performance of this Agreement by the Grantor do not and will not (i) violate or contravene any applicable provision of law or other governmental directive, whether or not having the force of law; (ii) conflict with the Organizational Documents of the Grantor or of the Company; (iii) conflict with or result in a breach of any provision of any agreement or instrument to which any of them is a party or by which any of them or any of their assets may be bound; and (iv) result in the existence of, or oblige the Grantor or the Company to create, any Encumbrances over all or any of its present or future revenues or assets, save as otherwise required under this Agreement;

(4)
the execution, delivery and performance of this Agreement have been duly authorized by the Grantor by all requisite action, and this Agreement constitutes the legal, valid and binding obligations of the Grantor, enforceable against the Grantor in accordance with its terms, subject to bankruptcy, suspension of payments, insolvency or similar laws affecting creditors’ rights generally;

(5)
neither the Grantor nor the Company is insolvent, nor has any of them suspended payment and the respective liabilities of the Grantor and/or of the Company have not exceeded their respective assets, and there is no threat of their either becoming insolvent, suspending payments or threat of either’s liabilities exceeding its assets by the consummation of this Agreement or the transactions contemplated hereby;

(6)
no application has been made with respect to the Grantor or the Company for legal insolvency proceedings in or outside of Japan, no Receiver, liquidator or similar officer has been appointed with respect to the Grantor or the Company or any material part of their respective assets and neither the Grantor nor the Company is aware of any such application, proceedings or appointment pending;

(7)
the Receivables are free and clear of all Encumbrances of any kind whatsoever except with regard to the Pledge hereunder and neither the Grantor nor the Company has received notice of adverse claims with respect to any Receivables;

(8)
the Pledge constitutes a valid, perfected, first priority revolving pledge (ne-shichiken) in and to all of the Receivables and is not liable to be voided or otherwise set aside on the liquidation of the Grantor or the Company or otherwise;

(9)	no promissory note or other securities have been issued in respect of any Receivables;

(10)	no electronically recorded claim (denshi saiken) has arisen in respect of any Receivables;

(11)	the Grantor is the legal holder of the Receivables;

(12)
the Grantor has title to and is entitled to the legal and beneficial interest and ownership of the Receivables, free from any Encumbrance (other than any Encumbrance created by or pursuant to this Agreement);

(13)
no person has any right or option to purchase the Receivables and there is no restriction or limit on the transfer or sale of the Receivables; and there is no restriction on the pledging and/or charging of the Receivables pursuant to this Agreement, upon the realisation of the Pledge hereunder or upon the transfer or sale of the Receivables in connection therewith;

(14)
no consent, approval, authorisation or other action by any person is required (which has not been obtained) for: (i) the Pledge created pursuant to this Agreement; (ii) the execution, delivery or performance of this Agreement and theAcknowledgement and Consent Letter for Pledge (as detailed in Exhibit 1)  by the Grantor and the Company, respectively; or (iii) the realisation of the rights or remedies provided in this Agreement, other than as detailed in this Agreement;

(15)
in any Proceedings taken in relation to this Agreement, neither the Grantor nor the Company will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process;

(16)
it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar tax be paid on or in relation to this Agreement, other than stamp duty under the Stamp Tax Act of Japan, the filing of this Agreement (and a notarised Hebrew translation thereof) with the Israeli Registrar of Companies pursuant to Chapter 8 of the Companies Ordinance [New Version], 5743–1983 and the registration, pursuant to the Israeli Pledges Law, of the particulars of this Agreement with the Israeli Registrar of Pledges;

(17)	the Receivables are legally and validly existing and are enforceable against the Company;

(18)	the Receivables are not subject to attachment (sashiosae), temporary attachment (kari sashiosae) or provisional injunction (karishobun); and

(19)	the governing law of the Receivables is Japanese law.

Article 7.	Undertakings by the Grantor

The Grantor hereby undertakes and covenants to the Security Banks and the Collateral Agent, as follows:

7.1.
The Grantor shall not at any time during the Security Period, without the prior written consent of the Security Banks, sell, assign, transfer, exchange, or otherwise dispose of or grant any option with respect to, the Receivables or any part thereof.  The Grantor shall not create, incur or permit to exist any Encumbrance (other than any Encumbrance created by or pursuant to this Agreement) with respect to the Receivables or any part thereof, or any interest therein, or any proceeds thereof.

7.2.
Without derogating from Article 16.6 below, if at any time the Grantor shall enter into Contracts additional to the Underlying Agreements with the Company pursuant to which any Additional Receivables may be generated or the Grantor otherwise enters into Contracts with any other Debtor pursuant to which any Additional Receivables may be generated, (i) the Grantor shall promptly notify the Security Banks of any such Contracts and the Additional Receivables that may be generated therefrom and provide a certified copy of any such Contract to the Security Banks, and (ii) the Grantor shall execute and deliver, and cause the Debtor to execute and deliver, an Additional Receivables Pledge Agreement to the Collateral Agent in order to further create, effectuate and perfect first priority security interests in favour of each of the Security Banks.

7.3.
To obtain and comply with, perform and observe the terms and do all that is necessary to maintain in full force and effect all authorisations, consents and approvals required in or by all applicable laws and regulations, so as to enable the Grantor lawfully to enter into and perform its obligations under this Agreement, and to ensure the legality, validity and enforceability of this Agreement.

7.4.
To notify the Security Banks and the Collateral Agent immediately of the imposition of any attachment, or the issue of any execution proceedings or of any application for the appointment of a Receiver over or with respect to the Receivables or any part thereof, or any act, proceedings or application similar to any of the foregoing, and to notify immediately the authorities which levied such attachment or issued such execution proceedings or received the application for the appointment of such Receiver and any third party who initiated or applied for such action, of this Agreement in favour of the Security Banks and to take, as soon as possible, but in any event no later than 45 (forty-five) days after such attachment, execution, proceeding, appointment of Receiver or similar act or proceedings as aforesaid, at the expense of the Grantor, all steps and measures necessary for the discharge or cancellation of such attachment, execution proceedings or appointment of Receiver, or any act, proceedings or appointment similar to the foregoing, as the case may be.

7.5.
To be liable towards the Security Banks and the Collateral Agent for any defect in the Grantor’s title to the Receivables, including the Collateral Agent Held Assets, and to bear the responsibility for the authenticity, regularity and correctness of all the signatures, endorsements and particulars of any Receivables (including the Collateral Agent Held Assets and the Receivables Documentation) which, under this Agreement has been or may, during the Security Period, be delivered to the Collateral Agent or the Security Banks, or otherwise pursuant to the provisions of this Agreement.

7.6.
To make, from time to time, all such filings, reports and other communications as may be required under all applicable laws in connection with the Receivables (including, any transaction, omission, act or holding of any interest, by the Grantor, in the Receivables).

7.7.	To refrain from any act or omission which would in any way lead to any restriction whatsoever on the ability of the Security Banks to realise their rights under this Agreement.

7.8.
Forthwith upon the Security Banks’ first demand, to furnish to the Security Banks any consent, authorisation, approval or other document which, in the Security Banks’ reasonable opinion, is required or necessary for the purpose of proof of compliance by the Grantor with its respective obligations under this Article 7.

7.9.	Not to institute any Proceedings whatsoever in respect of the Receivables which would have an adverse effect on the ability of the Security Banks to realise the Receivables.

7.10	Not to cause any electronically recorded claim (denshi saiken) to arise, in respect of any Receivables.

7.11	Not to cause any promissory note or other securities to be issued in respect of any Receivables.

7.12	The Grantor shall perform in all material respects all of its obligations under the Underlying Agreements.

7.13
The Grantor shall not amend, modify or waive any relevant provisions of the Underlying Agreements, or any Receivable, that shall reasonably be expected to materially reduce the aggregate amount of the Receivables.

7.14
Not to set-off any of the Receivables of the Grantor against the Company against any claims of the Company against the Grantor (and the Grantor shall procure that the Company shall not set-off any of the Receivables of the Company against the Grantor against any claims of the Grantor against the Company), and the Grantor confirms and agrees, and shall procure that the Company confirms and agrees, that any such attempted set-off shall be null and void ab initio.

7.15	The Grantor shall only enter into Contracts with the Debtors which do not prohibit the pledging, assignment or any other disposal of Additional Receivables arising under such Contracts.

7.16
The Grantor shall keep and maintain, at its own cost and expense, records of and in respect of the Receivables, including, the originals (or true, complete and accurate copies) of all documentation (including invoices and all attachments thereto and/or other supporting documentation therefor) with respect to all Receivables and records of all payments received from the Company in connection therewith.

7.17
The Grantor shall provide a written report to the Security Banks of the outstanding balance, and other details in respect, of the Receivables (i) as at the end of each Quarter within 15 Business Days after the end of such Quarter; and (ii) at any other time, promptly following the request of the Security Banks therefor.

Article 8.	Nature of Collateral

8.1.
The security interest created hereunder is in addition to the other collateral held by the Security Banks relating to the Secured Obligations and the Grantor acknowledges and agrees that the creation of the security interest hereunder shall not affect any such other collateral

8.2.
Grantor shall not object to a change in or cancellation of other collateral securing the Secured Obligations made by the Security Banks at their discretion, or to the timing of realisation of any of the collateral, as the Security Banks may determine at their discretion, including without limitation, as to which collateral and what part thereof shall be firstly enforced and whether the whole collateral or a part thereof is enforced.

Article 9.	Expenses and Fees

9.1
All costs, fees and expenses (including legal fees), incurred by the Security Banks in the preparation and execution of this Agreement, the registration of this Agreement and/or any document ancillary hereto and/or to be entered into hereunder and/or otherwise incurred by the Security Banks and the Collateral Agent in connection with the perfection, protection or creation of any security contemplated under this Agreement (including under Japanese and Israeli law), together with any VAT or other Taxes incurred or levied thereto, all custodial costs, fees and expenses of the Collateral Agent in holding the Collateral Agent Held Assets, and all and any costs, fees and expenses (including legal fees) incurred by the Security Banks or the Collateral Agent in, or in connection with, the realisation of the Receivables (or any part thereof), the institution of proceedings for collection of any Secured Obligation (including attorneys’ fees and disbursements) or otherwise incurred in connection with, or arising from, the preservation and enforcement of the Security Banks’ and Collateral Agent’s rights hereunder, whether or not any of the same are occasioned by any act, neglect or default of the Grantor, shall be paid, together with Interest payable in accordance with clause 18 (“Default Interest”) of the Facility Agreement from the date of the same being incurred or becoming payable until the date the same are unconditionally and irrevocably paid and discharged in full, by the Grantor, forthwith on demand.

9.2
The Security Banks, the Collateral Agent, every Receiver, attorney, agent and every other person appointed in connection with this Agreement shall be entitled to be indemnified out of the Receivables in respect of all liabilities, damages, losses, expenses and other amounts incurred by, or demanded from, any of them in connection with or arising from any action taken or omitted from being taken by any of them under or pursuant to this Agreement and/or in connection with the execution or purported execution of any action and/or omission of the powers, authorities or discretions vested in them pursuant hereto and/or by law and against all actions, proceedings, costs, claims and demands in respect of any matter or thing done or omitted in any way relating to the Receivables (or any part thereof) (save, in respect of any Security Bank, Collateral Agent, Receiver, attorney, agent or any other person appointed in connection with this Agreement, to the extent any such actions, proceedings, costs, claims or demands result from such person’s gross negligence or wilful default).

9.3
The Grantor shall pay the Collateral Agent an annual fee of NIS 10,000 (ten thousand New Israel Sheqels) for safekeeping the Collateral Agent Held Assets.  Such fee to be paid on the date hereof and every 12 (twelve) months thereafter.

Article 10.            Currency

10.1
Any payment by the Grantor under this Agreement shall be made in the currency in which the relevant Secured Obligation is stated, in the applicable Finance Document, as being payable or, where no currency is stated, as aforesaid, for payment of a particular Secured Obligation, then payment of such Secured Obligation shall be made in Dollars.

10.2
If any sum due from the Grantor under this Agreement or any order or judgment given or made in relation to this Agreement has to be converted from the currency (the “first currency”) in which the same is payable under this Agreement or under such order or judgment into another currency (the “second currency”) for the purpose of: (i) making or filing a claim or proof against the Grantor; (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation to this Agreement, the Grantor shall indemnify and hold harmless each Security Bank from and against any loss suffered as a result of any difference between: (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency; and (b) the buying rate or rates of exchange (cheques and remittances) of the relevant Security Bank for the purchase of the first currency with the second currency as at the date of receipt of the sum paid to such Security Bank, as aforesaid, in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

Article 11.	Delegation

The Security Banks may at any time and from time to time delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions exercisable by the Security Banks under or in connection with this Agreement.  Any such delegation may be made upon such terms (including power to sub-delegate) and subject to such regulations as the Security Banks may think fit.  The Security Banks shall not in any way be liable or responsible to the Grantor, the Company, or any other person for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate, save for any loss or damage arising from the gross negligence or wilful default of any such delegate.

Article 12.            Power of Attorney

12.1.
The Grantor hereby, by way of security and in order more fully to secure the performance of its obligations hereunder, irrevocably appoints the Security Banks and every delegate or sub-delegate, as referred to in Article 11 above, to be its attorney acting on its behalf and in its name or otherwise to execute and do all such acts and things which the Grantor ought to do under or in connection with this Agreement (including to execute, deliver and register any pledges, charges, mortgages, assignments or other security and otherwise to perfect any security granted hereunder or thereunder and to perfect any agreement, instrument or act which the Security Banks may deem proper) to the extent permitted by applicable law.

12.2.
The Grantor hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney as is mentioned in Article 12.1 above shall do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretions referred to in such Article.

Article 13.	Taxes

All payments to be made by the Grantor under or in connection with this Agreement shall be made free and clear of and without deduction for or on account of Tax, unless the Grantor is required to make such payment subject to the deduction of withholding of Tax, in which case the sum payable by the Grantor, as applicable, in respect of which such deduction or withholding is required to be made, shall, subject to the provisions of clauses 12 and 25.3 of the Facility Agreement, be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, there is received and retained (free from any liability in respect of any such deduction or withholding), a net sum equal to the sum which would have been received and retained, had no such deduction or withholding been made or required to be made.

Article 14.	Books of Accounts

Without derogating from clauses 23.2 and 23.3 of the Facility Agreement:

14.1.
the Grantor confirms that each of the Security Bank’s respective books, accounts and entries shall be binding upon the Grantor and the Company, shall be deemed to be correct and shall, in the absence of manifest or proven error, be prima facie evidence against the Grantor and the Company in all their particulars; and

14.2.
a certificate by each of the Security Banks setting out the amount of any Secured Obligation due from the Grantor to such Security Bank shall, in the absence of manifest or proven error, be prima facie evidence of such amount against the Grantor.

Article 15.	Collateral Agent

Without derogating from Article 5 above, the Grantor hereby irrevocably agrees:

15.1
that until the expiry of the Security Period, the Collateral Agent shall hold the Collateral Agent Held Assets and shall only act in relation to the Collateral Agent Held Assets and manage and administer the same, all in accordance with the instructions of the Security Banks and in accordance with the provisions of this Agreement.  Without derogating from the foregoing, the Grantor agrees that the Collateral Agent shall (to the exclusion of the Grantor) only refer to, and/or take instructions from, the Security Banks with respect to any matter and/or act and/or thing relating to, or in connection with, the Collateral Agent Held Assets.  The Grantor further agrees that it may not give the Collateral Agent any instructions regarding any of the foregoing and such instructions if given, shall not be of any effect and shall not obligate the Collateral Agent in any way or in any manner;

15.2.
that the nature of any instructions that may, from time to time, be given to the Collateral Agent, and/or the Security Banks refraining from issuing instructions, are, in each case, in the sole and absolute discretion of the Security Banks;

15.3.
that the Collateral Agent may execute any document and do all such acts as the Security Banks may require in order to perfect the pledges and charges created hereunder with respect to the Collateral Agent Held Assets and/or to facilitate the realisation thereof; and

15.4.
that the Collateral Agent shall be entitled, upon the instructions of the Security Banks and without any further authority being required from the Grantor, to do all such acts as the Security Banks may request in connection with, or within the framework of, the realisation of the Collateral Agent Held Assets (or any part thereof).

15.5.
None of the Security Banks, the Collateral Agent and any person acting on behalf of any of the foregoing, shall be liable for, and the Grantor hereby waives any claim it may have against each Security Bank, the Collateral Agent and/or any other person acting on behalf of any of the foregoing, which arises from, any loss or damage which may be caused as a result of the non-exercise, exercise or purported exercise of the powers, authorities, rights or discretions vested in any Security Bank or otherwise caused in connection herewith and the Grantor shall indemnify each Security Bank, the Collateral Agent and any person acting on behalf of any of the foregoing against any loss or damage suffered by any of the foregoing in respect of any matter or thing done or omitted to be done by any such person in connection with the Receivables (including any action or claim made against any of the foregoing persons which may be caused as a result of the non-exercise, exercise or purported exercise of such powers, authorities, rights or discretions, as aforesaid) or otherwise in connection with this Agreement.

Article 16.	Miscellaneous

16.1.	Amendments

This Agreement may not be amended or modified except by an instrument in writing signed by all of the Parties.

16.2.	No Waiver

No failure on the part of the Security Banks or the Collateral Agent to exercise, and no delay in exercising, and no course of dealing with respect to, any right hereunder will operate as a waiver hereof, and no single or partial exercise of any right hereunder will preclude any other or further exercise of the same right or any other right.  No waiver of any right hereunder nor consent to any departure herefrom by any Party hereto will in any event be effective unless the same is in writing and signed by the Party against which enforcement of such waiver or consent is sought, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which such waiver is given.

16.3.	Remedies Cumulative

The remedies herein provided are cumulative and not exclusive of any remedies provided or granted by applicable law.

16.4	Assignment

This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  The Grantor may not assign its rights or transfer its obligations hereunder without the prior written consent of the Security Banks.  The Grantor hereby irrevocably and unconditionally consents to the Security Banks being able, at any time, without any further consent being required from the Grantor, to assign this Agreement and its rights and/or obligations arising thereunder in whole to any person to whom any Security Bank is entitled, pursuant to, and in accordance with the terms of, clause 25.3 of the Facility Agreement, to assign all or any of its rights, benefits and obligations under the Finance Documents and who is appointed in accordance with the provisions of the Intercreditor Agreement to act as trustee for the benefit of the Banks over the security granted hereunder and any such assignee may also reassign the said rights as aforesaid to a person approved by the Grantor as aforesaid without any further consent being required from the Grantor.  Such assignment may be effected by endorsement on this Agreement or in any other way the Security Banks or any subsequent assignor deems fit.

16.5.	Notice, etc.

16.5.1.
Every notice, request, demand or other communication under this Agreement (i) to be given by the Grantor to any other Party, shall be given to each of the Security Banks and to the Collateral Agent; and (ii) to be given to the Grantor shall (except as otherwise provided under this Agreement), be given by the Security Banks or the Collateral Agent.

16.5.2.
Notices to be given hereunder shall be in writing and may be given personally, by facsimile or as required by Article 16.5.3 below.  Any notice to be given to a Security Bank or the Collateral Agent must be given during normal banking hours of such Security Bank to the person and at the address designated below.  If notice is sent by facsimile during normal banking hours as aforesaid, it shall be deemed to have been served when confirmation of receipt by the intended recipient has been received.  All notices given by facsimile shall be confirmed by letter despatched in the manner provided in Article 16.5.3 within 24 (twenty-four) hours of transmission.  No notice by the Grantor to the Collateral Agent shall be valid unless a copy thereof is simultaneously served, in the same manner as that served, on the Security Banks.

16.5.3.
Any other notices to be given hereunder shall be served on a Party by prepaid express registered letter (or nearest equivalent) to its address given below or such other address as may from time to time be notified for this purpose and any notice so served shall be deemed to have been served within 10 (ten) days after the time at which such notice was posted and in proving such service, it shall be sufficient to prove that the notice was properly addressed and posted:

16.5.3.1.	to the Grantor at:	Tower Semiconductor Ltd. P.O. Box 619 Migdal Haemek Israel Facsimile: (04) 604 7242 Attention: Oren Shirazi, Chief Financial Officer

	with a copy to:	Yigal Arnon & Co. 1 Azrieli Centre 46th Floor, The Round Tower Tel-Aviv, 67021 Israel Facsimile: (03) 608 7714 Attention: David H. Schapiro, Adv.

16.5.3.2.	to Bank Hapoalim at:	Corporate Division Midgal Levenstein 23 Menachem Begin Road Tel-Aviv, Israel Facsimile: (03) 567 4719 Attention: Head of Special Credits Division

16.5.3.3.	to Bank Leumi at:	Special Credits Division 13 Ahad Haam Street Tel-Aviv, Israel Facsimile: (03) 514 7092 Attention: Head of Special Credits Division

16.5.3.4.	to the Collateral Agent at:	Poalim Trust Services Ltd. Migdal Levinstein 23 Menachem Begin Road Tel-Aviv Israel Facsimile: (03) 567 3624 Attention: Chief Executive Officer

16.6.	Further Assurances

The Grantor shall, and shall procure that the Company shall (as applicable), at their own expense execute and do all such acts and things as the Security Banks may from time to time require or consider desirable in order: (i) to perfect or protect the security intended to be created hereby over the Receivables or any part thereof (including the entering into of such documents and the performance of all such acts as may be necessary in order to create, in respect of the Receivables located or otherwise subject to any law or jurisdiction other than Japan, such Encumbrance which in the Security Banks’ opinion, nearly corresponds, under such law or in that jurisdiction, to a first priority security interest); (ii) to facilitate the realisation of the Receivables or any part thereof; or (iii) to facilitate, preserve and protect any of the rights of each Security Bank and the Collateral Agent under this Agreement, including the exercise of all or any powers, authorities and discretions vested in the Security Banks, the Collateral Agent or any Receiver in connection with the Receivables or any part thereof.  To that intent, the Grantor shall, and shall procure that the Company shall (as applicable), in particular execute all transfers and assignments of such property, assets or rights, whether to the Security Banks or to the Security Banks’ nominees and give all notices (including notices of all assignments made by the Grantor hereunder), orders and directions and to make all filings and registrations and to take all such steps as may be necessary in connection with the creation, perfection, protection or maintenance of any security or Encumbrance which the Grantor may, or may be required to, create in connection with any Finance Document (including this Agreement), which the Security Banks may, from time to time, deem expedient.

16.7.           Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

16.8.	Counterparts

This Agreement may be executed and delivered in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

16.9.	Governing Law

This Agreement and the rights and obligations of the Parties hereunder will be governed by, and construed in accordance with, the laws of Japan.

16.10.	Jurisdiction

The Grantor hereby irrevocably agrees that, in relation to any legal action or proceedings arising out of or in connection with this Agreement (“Action”), the Tokyo District Court and any court in any other jurisdiction in which the Grantor has an office or holds assets (but only where the Security Banks (or any of them) and/or the Collateral Agent initiates such Action in such court against the Grantor ) shall have jurisdiction, and waive any objections to Actions in such courts on the grounds of venue or on the grounds that the Actions have been brought in an inconvenient forum.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Receivables Pledge Agreement has been prepared and signed by each Party hereto, one original retained by the Collateral Agent with additional original copies retained by the Security Banks, and the Grantor.

March 26, 2015

Grantor:

Tower Semiconductor Ltd.

By:_____________________________________________
Name:___________________________________________
Title:____________________________________________

Security Bank:

Bank Hapoalim B.M.

By:_____________________________________________
Name:___________________________________________
Title:____________________________________________

Security Bank:
Bank Leumi le-Israel B.M.

By:_____________________________________________
Name:___________________________________________
Title:____________________________________________

Collateral Agent:

Poalim Trust Services Ltd.

By:_____________________________________________
Name:___________________________________________
Title:____________________________________________

Exhibit 1

NOTICE OF CREATION OF RECEIVABLES PLEDGE

[Date] 2015

To:	TowerJazz Panasonic Semiconductor Co., Ltd. as the Company

Cc:	Bank Hapoalim B.M. and Bank Leumi le-Israel B.M. as Security Banks
PoalimTrust Services Ltd. as Collateral Agent

Re:	The Receivables owed to TOWER SEMICONDUCTOR LTD.

Dear Sirs,

We, hereby, inform you by this letter that, pursuant to the terms of the Receivables Pledge Agreement dated March 26, 2015 between the undersigned, TOWER SEMICONDUCTOR LTD. as the Grantor, the Security Banks as named therein and Poalim Trust Services Ltd. as Collateral Agent (the “Receivables Pledge Agreement”), the Grantor has created in favour of each of the Security Banks a first priority security interest in the form of revolving pledge (ne-shichiken) over the Receivables in accordance with the terms of the Receivables Pledge Agreement and it is hereby confirmed that the Receivables are intended to be subject to the Receivables Pledge Agreement.

Capitalised terms used but not defined herein shall have the meanings given to them in the Receivables Pledge Agreement.

Notwithstanding the pledge to the Security Banks of the Receivables, the undersigned shall remain liable to perform any and all of the obligations assumed by the undersigned under or in relation to the Underlying Agreements and the Security Banks shall be under no obligation of any kind whatsoever in the event of any failure by the undersigned to perform said obligations.

Until such time, if any, as you are directed otherwise by the Security Banks by notice in writing, you shall pay all amounts payable under or in connection with the Underlying Agreements to the undersigned's account number 545409 at Bank Hapoalim B.M., Haifa Business Branch No. 562 or to the undersigned's account number 13030062 at Bank Leumi le-Israel B.M., Haifa Main Branch No. 876, in each case in Haifa, Israel, all such payments to be made in U.S. Dollars.

Please acknowledge receipt of this Notice by signing the enclosed Consent Letter, with a certified date stamp of the notary public (kakutei hizuke). This Consent Letter evidences your consent, without objection, to (i) the foregoing creation of the Pledge and (ii) the assignment and transfer of the Receivables to a third party pursuant to the Receivables Pledge Agreement upon enforcement of the Pledge.

Sincerely yours,

By: TOWER SEMICONDUCTOR LTD.

Name: Russell Ellwanger                                                   Name: Itzhak Edrei

Title: Chief Executive Officer                                            Title: President

encl.

a form of the Consent Letter for Pledge

Form of ACKNOWLEDGEMENT AND CONSENT LETTER FOR PLEDGE

[Date] 2015

To:	TOWER SEMICONDUCTOR LTD. as the Grantor, Bank Hapoalim B.M. and Bank Leumi le-Israel B.M. as Security Banks and Poalim Trust Services Ltd. as Collateral Agent

Re:	The Receivables owed to TOWER SEMICONDUCTOR, LTD.

Dear Sirs,

Reference is made to the Receivables Pledge Agreement dated March 26, 2015 between TOWER SEMICONDUCTOR LTD. as the Grantor, the Security Banks as named therein and Poalim Trust Services Ltd. as Collateral Agent (the "Receivables Pledge Agreement”).

Capitalised terms used but not defined herein shall have the meanings given to them in the Receivables Pledge Agreement.

We hereby acknowledge receipt of a copy of the Notice of Creation of Pledge dated [  ] 2015 (your “Notice”) pursuant to the terms of the Receivables Pledge Agreement, and consent, without objection, to the creation of the Pledge and the assignment and transfer of the Receivables to a third party pursuant to the Receivables Pledge Agreement upon enforcement of the Pledge.

We shall ensure that payments of all Receivables are made in accordance with the terms of your Notice.

Sincerely yours,

By: TowerJazz Panasonic Semiconductor Co., Ltd. as the Company

Name: Guy Eristoff

Title: Representative Director (CEO)

Date: [Date] 2015

(a certified date stamp of the notary public)